EXHIBIT 23.1

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We hereby consent to the references to our firm in the form and context in which they are included in this Annual Report on Form 10-K (including any amendments thereto) filed by PermRock Royalty Trust (“Annual Report”), to our estimates of reserves and value of reserves and our report on reserves as of December 31, 2019, December 31, 2020 and December 31, 2021 of the underlying properties and net profits interest owned by PermRock Royalty Trust and to the inclusion of our report dated March 10, 2022 as an Exhibit to the Annual Report.

Sincerely,

Cawley, Gillespie & Associates, Inc.
Texas Registered Engineering Firm F-693

March 31, 2022

Fort Worth, Texas